Exhibit 8.2

52 East Gay St. PO Box 1008 Columbus, Ohio 43216-1008 614.464.6400 | www.vorys.com Founded 1909

June 28, 2013

PVF Capital Corp.

30000 Aurora Road

Solon, Ohio  44139

Ladies and Gentlemen:

You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of PVF Capital Corp., an Ohio corporation (“PVFC”), with and into F.N.B. Corporation, a Florida corporation (“FNB”), pursuant to the Agreement and Plan of Merger, dated as of February 19, 2013, by and between FNB and PVFC (the “Agreement”).  All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied, with your permission, upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the Officer’s Certificate of FNB, executed by a duly authorized officer of FNB and dated as of the date hereof, and (b) the Officer’s Certificate of PVFC, executed by a duly authorized officer of PVFC and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of FNB on Form S-4, and the proxy statement of PVFC and the prospectus of FNB included therein, filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version.  We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties hereto with respect to the subject matter thereof.  In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time, true and correct as if made without such qualification and that neither FNB nor

PVFC will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate.  All assumptions described above have been made with your permission.

Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion.  If this understanding is incorrect or incomplete in any respect, our opinion may be affected.  Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist.  These authorities are all subject to change, and such change may be made with retroactive effect.  We can give no assurance that, after any such change, our opinion would not be different.  Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The Merger shall become effective, subject to the satisfaction or waiver of the conditions set forth in the Agreement, at the Effective Time.  As a result of the Merger, FNB will be the surviving corporation, and the separate corporate existence of PVFC will cease.

As of January 31, 2013, the authorized capital stock of FNB consisted of: (i) 500,000,000 shares of FNB Common Stock, of which 140,317,846 shares were issued and outstanding, and (ii) 20,000,000 shares of preferred stock, par value of $0.01 per share, none of which were issued and outstanding.  As of January 31, 2013, (a) 468,287 shares of FNB Common Stock were held in treasury by FNB and/or its subsidiaries, (b) 15,348,658 shares of FNB Common Stock were reserved for issuance upon exercise of options issued or available for issuance pursuant to the FNB Stock Plans, (c) 1,470,682 share of FNB Common Stock were reserved for issuance pursuant to the FNB Warrants, and (d) 4,716,000 shares of FNB Common Stock were reserved for issuance pursuant to the transactions contemplated by the ANNB Merger Agreement.

As of January 31, 2013, the authorized capital stock of PVFC consisted solely of: (i) 65,000,000 PVFC Common Shares, of which 25,927,214 shares were issued and outstanding, and (ii) 1,000,000 preferred shares, par value $0.01 per share, none of which were issued and outstanding.  As of January 31, 2013, (a) 472,725 PVFC Common Shares were held in treasury by PVFC and/or its subsidiaries, (b) 901,021 PVFC Common Shares were reserved for issuance upon the exercise of PVFC Stock Options and settlement of PVFC Share Awards, and (c) 1,246,179 PVFC Common Shares were reserved for issuance pursuant to the PVFC Warrants.

Shares of FNB Common Stock are traded on the NYSE.  On the last trading day immediately preceding the date of the Agreement (i.e., February 15, 2013), the average of the high and low trading prices of shares of FNB Common Stock on the NYSE was $12.00.

At the Effective Time, and automatically by virtue of the Merger and without any action on the part of PVFC or the holders of record of PVFC Common Shares, each PVFC Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.3405 shares of FNB Common Stock (the “Merger Consideration”).  The Merger Consideration shall be adjusted fully to reflect any occurrence, subsequent to the date of the Agreement but prior to the Effective Time, pursuant to which the outstanding shares of FNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in FNB’s capitalization.

At the Effective Time, any PVFC Common Shares held by PVFC or any subsidiary of PVFC, or by FNB or any subsidiary of FNB, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith, shall be canceled and retired, and no consideration shall be issued in exchange therefor.  In addition, at the Effective Time: (i) each PVFC Stock Option shall cease to represent a right to acquire PVFC Common Shares and shall be converted automatically into an option to acquire shares of FNB Common Stock on the terms set forth in the Agreement, (ii) each holder of a then-outstanding PVFC Share Award shall be entitled to receive a number of shares of FNB Common Stock equal to the Exchange Ratio multiplied by the total number of PVFC Common Shares subject to such award (with fractional shares rounded down), and (iii) the PVFC Warrants shall be cancelled and each holder thereof shall receive a cash payment as determined in the Agreement.

No certificates or scrip, or other evidence of ownership, representing fractional shares of FNB Common Stock will be issued in the Merger.  In lieu thereof, each holder of PVFC Common Shares who otherwise would be entitled to receive a fractional share of FNB Common Stock shall receive an amount of cash equal to the product of: (i) the fractional share of FNB Common Stock to which such holder otherwise would be entitled (after taking into account all PVFC Common Shares held at the Effective Time by such holder), multiplied by (ii) the Average Closing Price as of the Effective Date.

No right to fair value or appraisal or similar rights shall be available to holders of PVFC Common Shares with respect to the Merger or the other transactions contemplated by the Agreement.

Each of FNB’s and PVFC’s obligations to effect the Merger is conditioned upon the satisfaction or waiver, where permitted by applicable law, at or prior to the Effective Time of the following conditions: (i) the receipt of the requisite PVFC shareholder approval, (ii) the shares of FNB Common Stock to be issued to the holders of PVFC Common Shares in the Merger shall have been authorized for listing on the NYSE, (iii) the receipt of the Requisite Regulatory Approvals, (iv) the Registration Statement becoming effective, and (v) no order, injunction, or decree shall have been issued by any court or agency of competent jurisdiction, and no other legal restraint or prohibition shall be in effect, preventing the consummation of the Merger or any of the other transactions contemplated by the Agreement.

FNB’s obligation to consummate the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable law, at or prior to the Effective Time, of the following conditions: (i) the accuracy of PVFC’s representations and warranties under the Agreement, (ii) the performance by PVFC of its obligations under the Agreement, and (iii) the receipt of a tax opinion of Reed Smith LLP, in form and substance reasonably satisfactory to FNB, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

In addition, PVFC’s obligation to consummate the Merger is subject to the satisfaction or waiver by PVFC, where permitted by applicable law, at or prior to the Effective Time, of the following conditions: (i) the accuracy of FNB’s representations and warranties under the Agreement, (ii) the performance by FNB of its obligations under the Agreement, and (iii) the receipt of a tax opinion of Vorys, Sater, Seymour and Pease LLP, in form and substance reasonably satisfactory to PVFC, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

OPINION

Based upon the foregoing, we are of the opinion that, under current law:

1.                                      The Merger will be a reorganization within the meaning of Section 368(a) of the Code.  FNB and PVFC each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.                                      No gain or loss will be recognized by FNB or PVFC as a result of the Merger.

3.                                      The tax basis of the assets of PVFC in the hands of FNB will be the same as the tax basis of such assets in the hands of PVFC immediately prior to the Merger.

4.                                      The holding period of the assets of PVFC to be received by FNB will include the period during which such assets were held by PVFC.

5.                                      A holder of PVFC Common Shares receiving solely shares of FNB Common Stock in exchange for such holder’s PVFC Common Shares (not including any cash received in lieu of fractional FNB Common Shares) will recognize no gain or loss upon the receipt of such shares of FNB Common Stock.

6.                                      A holder of PVFC Common Shares receiving cash in lieu of fractional shares of FNB Common Stock will recognize gain or loss as if such fractional share of FNB Common

Stock were distributed as part of the Merger and then redeemed by FNB, subject to the provisions and limitations of Section 302 of the Code.

7.                                      The aggregate tax basis of shares of FNB Common Stock received by a holder of PVFC Common Shares in the Merger (including fractional shares of FNB Common Stock, if any, deemed to be issued and redeemed by FNB) generally will be equal to the aggregate tax basis of the PVFC Common Shares surrendered in exchange therefor in the Merger.

8.                                      The holding period of the shares of FNB Common Stock received by a holder of PVFC Common Shares will include the period during which the PVFC Common Shares surrendered in exchange therefor were held, provided the PVFC Common Shares are a capital asset in the hands of the holder at the time of the Merger.

* * *

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion.  We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.  Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of PVFC Common Shares in light of that holder’s particular status or circumstances, including, without limitation, holders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) broker-dealers, (vii) persons subject to the alternative minimum tax, (viii) persons whose PVFC Common Shares were acquired pursuant to the exercise of employee stock options, stock purchase plans, or otherwise as compensation, (ix) persons who receive shares of FNB Common Stock other than in exchange for PVFC Common Shares, (x) persons who hold PVFC Common Shares as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction transaction, (xi) persons who hold PVFC Common Shares other than as capital assets, (xii) expatriates or persons who have a functional currency other than the U.S. dollar, (xiii) pass-through entities and investors in such entities, and (xiv) traders in securities that elect to use the mark-to-market method of accounting.  We undertake no responsibility to update this opinion.

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent.  Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”.  In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/ Vorys, Sater, Seymour and Pease LLP